EXHIBIT 99.1

At Johnson Outdoors Inc.

David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2008 FIRST QUARTER RESULTS

RACINE, WISCONSIN, January 25, 2008……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced net sales of $76.0 million for the first quarter ended December 28, 2007, an increase of 6.4 percent compared to sales of $71.4 million for the prior year quarter.  Net loss from continuing operations of $3.6 million, or ($0.40) per diluted share for the first quarter of 2008, compared unfavorably to a net loss from continuing operations of $1.3 million, or ($0.14) in the prior year quarter.

FIRST QUARTER RESULTS
Historically, first quarter results are not indicative of the year’s overall performance due to the warm-weather seasonality of the Company’s business.  Quarterly sales are typically at their lowest levels during the first fiscal quarter when the Company is ramping up for the primary selling period of its outdoor recreation products which occurs during the second and third quarters.

The increase in total Company net sales was driven by double-digit revenue growth year-over-year in three of the Company’s four business units, while strength in export sales offset slower domestic sales growth in Marine Electronics and Diving.

●	Marine Electronics revenues were 12.9 percent ahead of last year due to growth in Humminbird® and export sales.
●	Watercraft sales increased 17.3 percent over the prior year quarter due to positive response to new products in the paddle sports segment.
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Diving revenues grew 27.3 percent above last year’s first quarter due to the continued successful rollout of a new-to-world dive computer and favorable currency translation which added 6.4 percent to sales.

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Outdoor Equipment revenues compared unfavorably to last year’s first quarter due to the expected slowdown of military sales and one-time special market sales of $1.4 million in the prior year quarter. Excluding military and one-time orders, Outdoor Equipment revenues would have increased 22.7 percent.

Total Company operating loss from continuing operations during the seasonally slow first quarter was $4.6 million compared to an operating loss of $2.2 million in the prior year quarter.  Key drivers behind the unfavorable comparison were:

●	Lower military sales.
●	Lower margins in Marine Electronics driven primarily by both unfavorable product and geographic mix.
●	Lower margins in Diving due in part to cost increases from imported goods to the U.S. market.

The Company reported a net loss from continuing operations of $3.6 million, or ($0.40) per diluted share, during the historically slow first quarter, compared to a net loss from continuing operations of $1.3 million, or ($0.14) per diluted share, in the same quarter last year.  On January 18, 2008, the Company announced it had incurred $1.3 million in pre-tax impairment charges related to inventory and fixed assets during the 2008 first fiscal quarter as a result of its decision to explore strategic alternatives for its Escape® brand of products.  The Company anticipates incurring an additional $0.2 million in charges related to Escape®, and results of the Escape® brand products will be reported as discontinued operations.  Net loss from discontinued operations totaled $1.1 million versus a $0.3 million loss in the same quarter last year.  Total net loss for the quarter was $4.7 million compared to $1.6 million in the prior year.

“We enter 2008 with our long-term strategic growth plan on target, working hard to deliver on its cornerstones of winning innovation, targeted acquisitions and geographic expansion.  Our healthy balance sheet and solid cash position gives us the financial flexibility to move forward aggressively with our plans,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.  “At the same time, we will continue investing in strengthening operations and supply chain optimization to ensure we manage growth efficiently.  As always, our focus is on driving sustainable, profitable growth behind our commitment to enhanced shareholder value.”

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 29 percent at the end of the quarter versus 27 percent at December 29, 2006.  Debt, net of cash, was $44.8 million compared to $20.3 million in the prior year quarter. Depreciation and amortization was $2.2 million year-to-date, flat with prior year. Capital spending totaled $2.4 million during the first quarter compared with $2.7 million in the 2007 first fiscal quarter.

“Along with lower-margin products and exports driving topline growth, there was a corresponding erosion in profitability.  Once our warm-weather domestic selling season kicks in, we expect to see margins and profitability improve,” said David W. Johnson, Vice President and Chief Financial Officer. “Increased working capital is due to higher sales volume in the quarter, and inventory ramp-up in preparation for our primary selling season. We are watching this closely and ready to take action and make adjustments to help bring working capital more in line when the season kicks into full gear.”

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products representing more than 30 percent of total Company net sales for the past four years.  Strong new product growth continues to bolster the Company’s already robust existing brands and differentiate the Company in the industry.   Among the 2008 innovations from Diving and Watercraft are:

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UWATEC®GALILEO™ is the first dive computer to integrate heart rate monitoring, along with digital navigation, downloadable web-based upgrades and patented technology to monitor up to four divers’ tanks.

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OCEAN KAYAK™PROWLERTRIDENT15™ delivers kayak anglers the first-ever Rod Pod™—a spacious storage hatch well within reach of the paddling angler – along with new graphics designed to help consumers identify key features and upgrade possibilities.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday January 25, 2008.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay will be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 46799788.  The replay will be available through February 1, 2008 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
JOHNSONOUTDOORSis a leading global outdoor recreation company that turns ideas intoadventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Lendal®paddles; Carlisle® and Extrasport®  paddling accessories; Minn Kota®motors; Cannon®downriggers; Humminbird®  fishfinders; Geonav®chartplotters; SCUBAPRO®  UWATEC®and Seemann® dive equipment; Silva®compasses; Tech4O®digital instruments; and Eureka!®tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan,  including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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- - - FINANCIAL TABLES FOLLOW - - - -

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED
	December 28 2007	December 29 2006
Net sales	$75,967	$71,427
Cost of sales	46,678	42,907
Gross profit	29,289	28,520
Operating expenses	33,870	30,753
Operating loss	(4,581)	(2,233)
Interest expense, net	792	852
Other expenses, net	54	1
Loss before income taxes	(5,427)	(3,086)
Income tax benefit	(1,803)	(1,774)
Net loss from continuing operations	(3,624)	(1,312)
Net loss from discontinued operations, net of tax of $626 and $151 respectively	(1,066)	(257)
Net loss	$(4,690)	$(1,569)
Net loss basic and diluted per common share:
Continuing operations	$(0.40)	$(0.14)
Discontinued operations	$(0.12)	$(0.03)
Diluted average common shares outstanding	9,071	9,006
Segment Results
Net sales:
Marine electronics	$33,263	$29,466
Outdoor equipment	7,985	13,690
Watercraft	13,454	11,467
Diving	21,531	16,919
Other/eliminations	(266)	(115)
Total	$75,967	$71,427
Operating profit (loss):
Marine electronics	$263	204
Outdoor equipment	(382)	1,643
Watercraft	(2,113)	(1,984)
Diving	560	631
Other/eliminations	(2,909)	(2,727)
Total	$(4,581)	$(2,233)
Balance Sheet Information (End of Period)
Cash and short-term investments	$37,181	$48,548
Accounts receivable, net	69,127	56,518
Inventories, net	106,850	82,078
Net assets of discontinued operations	335	1,936
Total current assets	235,561	209,968
Total assets	353,787	311,929
Short-term debt	82,002	58,801
Total current liabilities	142,494	111,634
Long-term debt	3	10,005
Shareholders’ equity	196,402	181,995